Exhibit 4.2

Reference is hereby made to that certain Warrant dated December 7, 2006, issued by SCANSCOUT, INC., a Delaware corporation (the “Company”), to VENTURE LENDING & LEASING IV, LLC, a Delaware limited liability company (the “Holder”).

The Warrant provides that the actual number and type of shares of Company’s capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant.  Such events or conditions have now occurred or lapsed, and Company wishes to confirm the actual number of shares issuable and the initial exercise price.  The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

Initial number of shares of 46,875 shares

Plus:

Additional shares:

6% of the original principal amount of Growth Capital Loans advanced:
$650,000.00 X 0.06 = $39,000.00 / 0.80 = 48,750 shares

This certifies that Holder is entitled to purchase from Company Ninety Five Thousand Six Hundred Twenty Five (95,625) fully paid and nonassessable shares of Company’s Series A Preferred Stock at a price of $0.80 per share (the “Stock Purchase Price”).  The Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this 30th day of October 2007.

SCANSCOUT, INC.

By:	/s/ Daniel B. Curtis

Name:	DANIEL B. CURTIS

Title:	CFO

129 South Street, .Boston, MA 02111

Phone: 617-426-6706    Fax: 617-426-6708

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE

SHARES OF SERIES A PREFERRED STOCK OF

SCANSCOUT. INC.

(Void after June 30, 2017)

This certifies that VENTURE LENDING & LEASING IV, LLC, a Delaware limited liability company, or assigns (“Holder”), for value received, is entitled to purchase from SCANSCOUT, INC., a Delaware corporation (“Company”), that number of fully paid and nonassessable shares of Company’s Series A Preferred Stock (“Preferred Stock”) determined in accordance with the next paragraph, for cash at a price of $0.80 per share (the “Stock Purchase Price”) at any time or from time to time up to and including 5:00 p.m. (Pacific time) on June 30, 2017 (the “Expiration Date”), upon surrender to Company at its principal office at c/o Cambridge Innovation Center, 14th Floor, One Broadway, Cambridge, MA 02142 (or at such other location as Company may advise Holder in writing) of this Warrant properly endorsed with the form of subscription attached hereto as Exhibit “A” (the “Form of Subscription”) duly completed and signed and upon full payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof.  Holder may also exercise this Warrant on a cashless or “net issuance” basis as described in Section 1(b).  This Warrant is issued in connection with the Loan and Security Agreement of even date herewith (as amended, restated and supplemented from time to time, the “Loan Agreement”) between Company and Venture Lending & Leasing IV, Inc., an affiliate of Holder (“Lender”).  Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Loan Agreement unless the context would otherwise require.

This Warrant may be exercised, in whole or in part at an exercise price equal to the Stock Purchase Price, for that number of shares of Preferred Stock equal to the sum of (i) 46,875 shares (the “Initial Shares”) and (ii) the Drawdown Shares (hereinafter defined), if any.  For purposes of this Warrant, “Drawdown Shares” shall mean that number of shares of Preferred Stock determined by dividing (X) the product of (i) 0.06 and (ii) the original principal amount of each Growth Capital Loan advanced to Company by Lender, by (Y) $0.80.  All references in this Warrant to “Warrant Shares” shall mean and include the Initial Shares and any Drawdown Shares issuable upon exercise of this Warrant, and any shares of Company’s Common Stock (the “Common Stock”) or other securities issued upon conversion of such shares.  If in any case such number includes a fraction, the fraction shall be rounded down to the closest integral number.  As soon as reasonably practicable after the occurrence of the latest event or condition necessary to determine the actual number of Warrant Shares, Company shall execute and deliver a supplement to this Warrant in substantially the form of Exhibit “C” attached hereto, completed with such quantity term and other information as has been determined as a result of the occurrence of such events or conditions.  The provisions of such supplement, once completed and executed, shall control the interpretation and exercise of this Warrant; provided, however, that the failure of Company to deliver such supplement shall not affect the rights of Holder of this Warrant to receive the number and type of shares of Preferred Stock as set forth herein.  The Stock Purchase Price and the number of Warrant Shares are subject to further adjustment as provided in Section 4.

This Warrant is subject to the following additional terms and conditions:

1.                                      Exercise: Issuance of Certificates; Payment for Shares.

(a)                                 Unless an election is made pursuant to clause (b) of this Section I, this Warrant shall be exercisable at the option of Holder, at any time or from time to time, by delivery of this Warrant properly endorsed with the Form of Subscription duly completed and signed on or before the Expiration Date for all or any portion of the Warrant Shares (but not for a fraction of a share) by payment in full with immediately available funds in an amount equal to the Stock Purchase Price multiplied by the number of Warrant Shares to be purchased.  In the event, however, that pursuant to Company’s Certificate of Incorporation, as amended, an event causing automatic conversion of Preferred Stock shall have occurred prior to the exercise of this Warrant, in whole or in part, then this Warrant shall be exercisable for the number of shares of Common Stock into which the Preferred Stock not purchased upon any prior exercise of this Warrant would have been so converted (and, where the context requires, reference to “Preferred Stock” herein shall be deemed to be or include such Common Stock, as may be appropriate).  Company agrees that the Warrant Shares shall be and are deemed to be issued to Holder hereof as the record owner of such shares as of the close of business on the date on which the Form of Subscription shall have been delivered and payment made for such shares.  Subject to the provisions of Section 2, certificates for the Warrant Shares so purchased, together with any other securities or property to which Holder hereof is entitled upon such exercise, shall be delivered to Holder hereof by Company at Company’s reasonable expense within a reasonable time after the rights represented by this Warrant have been so exercised.  Except as provided in clause (b) of this Section I , in case of a purchase of less than all the Warrant Shares, Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the Warrant Shares surrendered upon such purchase to Holder hereof within a reasonable time.  Each stock certificate so delivered shall be in such denominations of Preferred Stock as may be requested by Holder hereof and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.

(b)                                 Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant properly endorsed with the Form of Subscription duly completed and signed, and receive that number of Warrant Shares computed using the following formula:

Y(A-B)

X =    A

Where:         X =                             the number of shares of Preferred Stock to be issued to Holder.

Y =          the number of shares of Preferred Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1(a) (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).

A =          the Per Share Price (as defined in Section 1(c) below) of one (1) share of Preferred Stock at the time the net issuance election under this Section 1(b) is made.

B =          the Stock Purchase Price then in effect.

Election to exercise under this Section 1(b) may be made by delivering a signed Form of Subscription to Company via facsimile, to be followed by delivery of this Warrant.

(c)                                  For purposes of Section 1(b), “Per Share Price” means:

(i)                                    If this Warrant is exercised on the date of Company’s initial public offering of Common Stock, and if Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the Per Share Price shall be the product of (A) the initial “Price to

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Public” of the Common Stock specified in the final prospectus with respect to the offering, and (B) the number of shares of Common Stock into which each share of Preferred Stock exercised is convertible at the date of calculation.

(ii)                                If this Warrant is exercised after, and not on the date of Company’s initial public offering of Common Stock, and if the Common Stock is traded on a securities exchange or actively traded over-the-counter:

(1)                                 If the Common Stock is traded on a securities exchange, the Per Share Price shall be deemed to be the product of (A) the closing price of the Common Stock as listed on such exchange, as published in the Western Edition of The Wall Street Journal for the trading day immediately prior to the date of Holder’s election hereunder, and (B) the number of shares of Common Stock into which each share of Preferred Stock exercised is convertible on such date.

(2)                                 If the Common Stock is actively traded over-the-counter, the Per Share Price shall be deemed to be the product of (A) the closing bid or sales price, whichever is applicable, of the Common Stock for the trading day immediately prior to the date of Holder’s election hereunder and (B) the number of shares of Common Stock into which each share of Preferred Stock exercised is convertible on such date.

(iii)                            If neither (i) nor (ii) is applicable, the Per Share Price shall be determined in good faith by the Board of Directors of Company (the “Board of Directors”).

2.                                      Limitation on Transfer.

(a)                                 This Warrant and the Preferred Stock shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act, Each holder of this Warrant or the Preferred Stock issuable hereunder will cause any proposed transferee of the Warrant or Preferred Stock to agree in writing to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.  Notwithstanding the foregoing and any other provision of this Section 2, but subject to compliance with applicable securities laws, Holder may freely transfer all or part of this Warrant or the Warrant Shares (or the securities issuable, directly or indirectly, upon conversion of the Warrant Shares, if any) at any time to any lender transferee of a portion of the loan commitment of Holder under the Loan Agreement, by giving Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to Company for reissuance to the transferee(s) (and Holder, if applicable).  Each transferee shall agree in writing to be bound by the provisions of this Warrant prior to the effectiveness of such transfer.  Notwithstanding the foregoing, in no event shall any transfer of this Warrant or the Warrant Shares be made to a direct competitor of Company, as determined in good faith by the Board of Directors, or to any of such competitor’s affiliates.

(b)                                 Each certificate representing (i) this Warrant, (ii) the Warrant Shares, and (iii) any other securities issued in respect to the Preferred Stock or Common Stock issued upon conversion of the Preferred Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

3.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN THAT CERTAIN WARRANT BETWEEN COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

(c)                                  Holder of this Warrant and each person to whom this Warrant is subsequently transferred (by acceptance of such transfer) represents and warrants to Company that it will not transfer this Warrant or any Warrant Shares unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof, and agrees not to offer for sale, sell, pledge, distribute, transfer or otherwise dispose of this Warrant or any securities issued upon its exercise except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), or (iii) an opinion of counsel, reasonably satisfactory to counsel for Company, that an exemption from such registration is available.

(d)                                 “Market Stand-Off” Agreement.  Holder (and its affiliates) hereby agrees that it shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Warrant Shares or other securities of Company held by Holder, nor shall Holder enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Warrant Shares or other securities of Company held by Holder during the one hundred eighty (180) day period following the effective date of a registration statement of Company filed in connection with Company’s initial underwritten public offering under the Act (the “Lock-Up Period”); provided that for the purpose of compliance with NASD Rule 2711(f)(4), if (i) during the last 17 days of the initial Lock-Up Period, Company releases earnings results or material news or a material event relating to Company occurs or (ii) prior to the expiration of the initial Lock-Up Period, Company announces that it will release earnings results during the 16-day period beginning on the last day for the initial Lock-Up Period, then in each case, each Holder hereby consents to an extension to the Lock-Up Period until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless such extension is waived in writing.  Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2(b) hereof with respect to the Warrant Shares or other securities of Company held by Holder subject to the foregoing restriction until the end of such Lock-Up Period.  Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2(d).  Notwithstanding the foregoing, this Market Stand-Off will be binding on Holder (and its affiliates) only to the extent that all officers and directors of Company and holders of at least the Threshold Percentage (as defined below) of Company’s voting securities are either bound by, or have agreed to be bound by, similar agreements.  “Threshold Percentage” shall be equal to the minimum percentage ownership of Company’s voting securities required pursuant to the Rights Agreement (as defined below), as may be amended from time to time, to be bound by similar agreements.

3.                                      Shares to be Full Paid; Reservation of Shares.  Company covenants and agrees that all Warrant Shares will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Preferred Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant.  Company will use its reasonable best efforts to assure that such shares of Preferred Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Preferred Stock may be listed; provided, however, that Company shall not be required to effect a registration statement under federal or state securities laws with respect to such exercise except as provided in Section 9.  Company will not take any action which would result in any adjustment of the Stock Purchase Price (i) if the total number of shares of Preferred Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Preferred Stock then outstanding and all shares of Preferred Stock then issuable upon exercise of all options and upon the conversion of all convertible

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securities then outstanding, would exceed the total number of shares of Preferred Stock then authorized by Company’s Certificate of Incorporation, (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Preferred Stock together with all shares of Common Stock then outstanding and then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by Company’s Certificate of Incorporation or (iii) if the par value per share of the Preferred Stock would exceed the Stock Purchase Price.

4.                                      Adjustment of Stock Purchase Price and Number of Shares.  The Stock Purchase Price and the number of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4; provided, however, that no adjustment will be made pursuant to this Section 4 to the extent that such adjustment would be duplicative of any adjustment set forth in Company’s Certificate of Incorporation as in effect on the date of such adjustment.  Upon each adjustment of the Stock Purchase Price, Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1                               Subdivision or Combination of Stock.  In case Company shall at any time subdivide its outstanding shares of Preferred Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and the number of Warrant Shares shall be proportionately increased.  Conversely, in case the outstanding shares of Preferred Stock of Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased, and the number of Warrant Shares shall be proportionately reduced.

4.2                               Dividends in Preferred Stock, Other Stock, Property, Reclassification.  If at any time or from time to time the holders of Preferred Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(a)                                 Preferred Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Preferred Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b)                                 any cash paid or payable otherwise than as a cash dividend, or

(c)                                  Preferred Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Preferred Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1),

Then and in each such case, Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Preferred Stock receivable thereupon, and without payment of any additional consideration therefore, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had he been the holder of record of such Preferred Stock as of the date on which holders of Preferred Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3                               Change of Control.  If any capital reorganization of the capital stock of Company, or any consolidation or merger of Company with another entity, or the sale of all or substantially all of its assets to another entity (each, a “Change of Control”) shall be effected in such a way that Holders of Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Preferred Stock, then,

(a)                                 in the event that (i) the effective per share price of the Preferred Stock in such Change of Control is at least three (3) times the Stock Purchase Price in effect at the time of such Change of Control, (ii) the consideration received in such Change of Control consists solely of cash or shares of a publicly traded company listed on a national market or exchange which may be sold without restrictions immediately after the close

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of such Change of Control transaction, (iii) Company’s stockholders own less than 50% of the voting securities of the surviving entity, and (iv) the surviving entity does not assume any stock purchase options (other than options and stock grants issued pursuant to Company’s equity incentive plan, if any) or other warrants of Company, then this Warrant shall be deemed exercised in accordance with the provisions of Section 1(b) upon the closing of such Change of Control transaction, or

(b)                                 in all other cases, as a condition of such Change of Control, lawful and adequate provisions shall be made whereby Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Preferred Stock of Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Preferred Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby.  In any such case, appropriate provision shall be made with respect to the rights and interests of Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of Warrant Shares) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.  Promptly after the consummation of any Change of Control, the successor entity (if other than Company) resulting from such Change of Control shall, upon Holder’s request, deliver a written instrument, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of Company, evidencing the assumption of the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

4.4                               Sale or Issuance Below Purchase Price; “Pay-to-Play” Exemption.

(a)                                 The antidilution rights currently applicable to the shares of Preferred Stock purchasable hereunder are as set forth in Company’s Certificate of Incorporation, as amended through the date hereof (the “Charter”).  Such antidilution rights shall not be restated, amended, modified or waived in any manner without Holder’s prior written consent if the effect of such restatement, amendment, modification or waiver on Holder hereof would be more adverse to Holder hereof than, and substantially dissimilar to, its effect on the other holders of the same series of the Preferred Stock.  Company shall promptly provide Holder hereof with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

(b)                                 In the event that any “pay-to-play” terms or conditions (i.e. terms or conditions that require a holder of the Preferred Stock to (i) purchase securities in a future round of equity financing or (ii) (A) lose the benefit of antidilution protection applicable to such holder’s shares of Preferred Stock and/or (B) have such shares of Preferred Stock automatically convert to shares of Common Stock or convert to another class and series of Company’s capital stock) in the Charter or other agreement among Company and its stockholder are triggered in connection with the consummation of a Down Round (as defined below) or otherwise after the date hereof, then in such event, this Warrant shall automatically adjust to provide Holder with the same securities and/or rights that Holder would have received had Holder participated in the Down Round to its full pro rata share with respect to the Preferred Stock issuable upon exercise of this Warrant (e.g., if this Warrant provides for the purchase of Series A Preferred Stock, and Company consummates a Down Round in which those holders of Series A Preferred Stock who participate to their full pro rata share in such Down Round become entitled to exchange such Series A Preferred Stock for Series A-1 Preferred Stock and those holders of Series A Preferred Stock who do not participate to their full pro rata amount will have their Series A Preferred Stock converted into Common Stock, then this Warrant would automatically adjust to provide the right to purchase Series A-1 Preferred Stock instead of Common Stock); provided, however, that, in connection with a Down Round, no adjustment shall be made to any shares of Preferred Stock purchased hereunder prior to such Down Round.  “Down Round” means any non-public offering of equity securities of Company after the original date of issuance of this Warrant at a price per share lower than the Stock Purchase Price then in effect.  Notwithstanding the foregoing, nothing in this Section 4.4 shall prohibit Company from amending its Charter with the requisite consent of its stockholders and Board of Directors.

4.5                               Notice of Adjustment.  Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of Warrant Shares, Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of Company, The notice, which may be substantially in the form of Exhibit “C” attached hereto, shall be

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signed by Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of Warrant Shares, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.6                               Other Notices.  If at any time:

(a)                                 Company shall declare any cash dividend upon its Series A Preferred Stock;

(b)                                 Company shall declare any dividend upon its Series A Preferred Stock payable in stock or make any special dividend or other distribution to the holders of such Preferred Stock;

(c)                                  Company shall offer for subscription pro rata to the holders of its Preferred Stock any additional shares of stock in connection with a Down Round or additional shares of stock of any class or other rights;

(d)                                 there shall be any capital reorganization or reclassification of the capital stock of Company, or consolidation or merger of Company with, or sale of all or substantially all of its assets to, another entity;

(e)                                  there shall be a voluntary or involuntary dissolution, liquidation or winding-up of Company; or

(f)                                   Company shall take or propose to take any other action, notice of which is actually provided to holders of the Preferred Stock;

then, in any one or more of said cases, Company shall give, by first class mail, postage prepaid, addressed to Holder of this Warrant at the address of such Holder as shown on the books of Company, (i) the same notice provided to holders of Series A Preferred Stock of the date on which the books of Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, the same notice provided to holders of Series A Preferred Stock.  Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Preferred Stock shall be entitled thereto.  Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.

4.7                               Certain Events.  If any change in the outstanding Preferred Stock of Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid.  The adjustment shall be such as will give Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as Holder would have owned had this Warrant been exercised prior to the event and had Holder continued to hold such shares until after the event requiring adjustment.

4.8                               Cutback for Lender’s Failure to Fund.  Notwithstanding anything to the contrary above, in the event that (i) Lender fails or refuses to make any Loan pursuant to Section 4.2(f) of the Loan Agreement, or (ii) Company has satisfied all applicable conditions precedent to the funding of a Loan and Lender fails or refuses to fund such Loan (in each case, a “Lender Failure to Fund”), then (A) the number of shares that Holder can purchase pursuant to this Warrant shall be reduced proportionately based upon the percentage of Lender’s Commitment that Lender fails to fund, or (B) if Holder has exercised this Warrant in full or in part for a

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number of shares in excess of the number that would have been issuable under this Warrant after adjustment under clause (A), then such excess number of shares, if any, issued to Holder upon exercise of this Warrant may be repurchased by Company at its election for a period of 90 days after the date of such failure at a repurchase price per share equal to the Stock Purchase Price that was in effect hereunder at the time of exercise with respect to such excess shares.  Holder agrees to execute promptly any agreements and to take promptly any such other actions reasonably required by Company in order to effect any such repurchase.

5.                                      Issue Tax.  The issuance of certificates for any Warrant Shares upon the exercise of this Warrant shall be made without charge to Holder of this Warrant for any issue tax in respect thereof; provided, however, that Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

6.                                      Closing of Books.  Company will at no time close its transfer hooks against the transfer of this Warrant or of any Warrant Shares in any manner which interferes with the timely exercise of this Warrant.

7.                                      No Voting or Dividend Rights; Limitation of Liability.  Nothing contained in this Warrant shall be construed as conferring upon Holder hereof any rights as a stockholder (except for those rights granted to Holder under this Warrant or any other Loan Document), including the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of Company or any other matters or any rights whatsoever as a stockholder of Company.  Without limiting the generality of the foregoing, no dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the Warrant Shares until, and only to the extent that, this Warrant shall have been exercised.  No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Preferred Stock, and no mere enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of Company, whether such liability is asserted by Company or by its creditors.

8.                                      [Intentionally Omitted.]

9.                                      Registration Rights.  On or before the date of the earliest to occur of (a) the closing of Company’s next round of equity financing, (b) the initial public offering of Common Stock, or (c) six months after the date hereof, Company shall amend the Investor Rights Agreement dated as of April 24, 2006 (the “Rights Agreement”) to add the Warrant Shares as “Registrable Securities” (as such term is defined in the Rights Agreement) in order for the Warrant Shares to hold all of the registration rights set forth in the Rights Agreement to the same extent and on the same terms and conditions as possessed by the investors thereunder with the following exceptions and clarifications: (i) Holder will have no right to initiate a demand registration under Section 1.2(a) of the Rights Agreement; (ii) Holder will be subject to the same provisions regarding indemnification as contained in the Rights Agreement; and (iii) the registration rights are freely assignable by Holder of this Warrant in connection with a permitted transfer of this Warrant or the Warrant Shares issuable upon exercise hereof.  On such date, Company shall take such action as may be reasonably necessary to assure that the granting of such registration rights to Holder does not violate the provisions of the Rights Agreement, the Charter, or rights of prior grantees of registration rights.

10.                               Rights and Obligations Survive Exercise of Warrant.  The rights and obligations of Company, of Holder of this Warrant and of the holder of Warrant Shares, contained in Sections 2, 6 and 9 shall survive the exercise of this Warrant.

11.                               Modification and Waiver.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12.                               Notices.  Any notice, request or other document required or permitted to be given or delivered to Holder hereof or Company shall be made in writing and deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by telecopy or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of Company or to Company at the address indicated therefor in the first paragraph of this Warrant.

8.

13.                               Binding Effect on Successors.  This Warrant shall be binding upon any corporation succeeding Company pursuant to a Change of Control.  All of the obligations of Company relating to the Preferred Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant.  All of the covenants and agreements of Company shall inure to the benefit of the successors and assigns of Holder hereof Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of Holder hereof but at Company’s expense, acknowledge in writing its continuing obligation to Holder hereof in respect of any rights (including, without limitation, any right to registration of the shares of Common Stock) to which Holder hereof shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of Holder hereof to make any such request shall not affect the continuing obligation of Company to Holder hereof in respect of such rights.

14.                               Descriptive Headings and Governing Law.  The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

15.                               Lost Warrants or Stock Certificates.  Company represents and warrants to Holder hereof that upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction, or mutilation of any Warrant or any stock certificate issued upon exercise thereof and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or any such stock certificate, Company will issue and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate at Holder’s expense.

16.                               Fractional Shares.  No fractional shares shall be issued upon exercise of this Warrant.  Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price,

17.                               Representations of Holder.  With respect to this Warrant, Holder represents and warrants to Company as follows:

17.1                        Experience.  It is experienced in evaluating and investing in companies engaged in businesses similar to that of Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning Company, its business and services, its officers and its personnel; the officers of Company have made available to Holder any and all written information it has requested; the officers of Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Company and it is able to bear the economic risk of that investment.

17.2                        Investment.  It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof.  It understands that this Warrant, the shares of Preferred Stock issuable upon exercise thereof and the shares of Common Stock issuable upon conversion of the Preferred Stock, have not been registered under the Securities Act, nor qualified under applicable state securities laws.

17.3                        Rule 144.  It acknowledges that this Warrant, the Preferred Stock and the Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

17.4                        Access to Data.  It has had an opportunity to discuss Company’s business, management and financial affairs with Company’s management and has had the opportunity to inspect Company’s facilities.

9.

18.                               Additional Representations and Covenants of Company.  Company hereby represents, warrants and agrees as follows:

18.1                        Corporate Power.  Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

18.2                        Authorization.  All corporate action on the part of Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by Company of this Warrant has been taken.  This Warrant is a valid and binding obligation of Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

18.3                        Offering.  Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Preferred Stock upon exercise of this Warrant and the issuance of Common Stock upon conversion of the Preferred Stock will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

18.4                        Stock Issuance.  Upon exercise of this Warrant, Company will use its reasonable best efforts to cause stock certificates representing the Warrant Shares purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate promptly following the time of such exercise.  Promptly following conversion of the shares of Preferred Stock into shares of Common Stock and only in the event Company undertakes such action for other holders of its Preferred Stock so converted, Company will issue a replacement certificate representing the shares of Common Stock in the names of Holder, its nominees or assignees, as appropriate.

18.5                        Certificates and By-Laws.  Company has provided Holder with true and complete copies of the Charter and its By-Laws, each as amended and in effect on the date of issuance of this Warrant.

18.6                        Conversion of Preferred Stock.  As of the date hereof, each share of the Preferred Stock is convertible into one share of the Common Stock.

18.7                        Financial and Other Reports.  From time to time up to the earlier of the Expiration Date or the complete exercise of this Warrant, Company shall furnish to Holder the same information as provided to “Significant Holders” (as such term is defined in the Rights Agreement) pursuant to Section 2.1 of the Rights Agreement, as may be amended from time to time, without regard to whether Holder qualifies as a Significant Holder.  Notwithstanding the foregoing, Company shall not be required to furnish to Holder the financial information described in this Section 18.7 in the event such financial information has been previously delivered to Lender pursuant to the Loan Agreement.  The information rights set forth in this Section 18.7 shall terminate and be of no further force or effect upon the earliest to occur of (i) the closing of Company’s initial underwritten public offering of its securities to the general public pursuant to an effective registration statement filed by Company under the Securities Act, (ii) the closing of a Change of Control pursuant to Section 4.3(a), (iii) the occurrence of a Lender Failure to Fund, provided that no warrants are thereafter outstanding, or (iv) Company becoming subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.

10.

IN WITNESS WHEREOF, Company and Holder have caused this Warrant to be duly executed by their officers, thereunto duly authorized this 7th day of December, 2006.

SCANSCOUT, INC.

By:	/s/ Waikit Lau

Name:	Waikit Lau

Title:	CEO

VENTURE LENDING & LEASING IV, LLC,
a Delaware limited liability company

By:	Westech Investment Advisors, Inc.
its Managing Member

By:

Name:

Title:

IN WITNESS WHEREOF, Company and Holder have caused this Warrant to be duly executed by their officers, thereunto duly authorized this 7th day of December, 2006.

SCANSCOUT, INC.

By:

Name:

Title:

VENTURE LENDING & LEASING IV, LLC,
a Delaware limited liability company

By:	Westech Investment Advisors, Inc.
its Managing Member

By:	/s/ Ronald W. Swenson

Name:	Ronald W. Swenson

Title:	Chief Executive Officer

EXHIBIT “A”

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:

☐            The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) See Below _______________ (___) shares (the “Shares”) of Stock of _________ and herewith makes payment of _____________ Dollars ($________) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, ________, whose address is ___________.

☐            The undersigned hereby elects to convert ______ percent (__%) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to Company.

Dated

Holder:

By:

Its:

(Address)

(1)                                 Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Preferred Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

EXHIBIT “B”

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Preferred Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated

Holder:

By:

Its:

EXHIBIT “C”

On letterhead of Company]

Reference is hereby made to that certain Warrant dated December 7, 2006, issued by SCANSCOUT, a Delaware corporation (the “Company”), to VENTURE LENDING & LEASING IV, LLC, a Delaware limited liability company (the “Holder”).

[IF APPLICABLE] The Warrant provides that the actual number and type of shares of Company’s capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant.  Such events or conditions have now occurred or lapsed, and Company wishes to confirm the actual number of shares issuable and the initial exercise price.  The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

[IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].

This certifies that Holder is entitled to purchase from Company _______________________ (_____________) fully paid and nonassessable shares of Company’s ___________ Stock at a price of _________________________ Dollars ($___________) per share (the “Stock Purchase Price”).  The Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this ______ day of ________________, 200__.

SCANSCOUT, INC.

By:

Name:

Title: